Exhibit 99.3

CERTAIN INFORMATION CONTAINED IN THIS AGREEMENT HAS BEEN OMITTED BY MEANS OF REDACTING A PORTION OF THE TEXT AND REPLACING IT WITH [***] BECAUSE IT IS BOTH: (I) NOT MATERIAL AND (II) OF A TYPE THAT THE FILER TREATS AS PRIVATE OR CONFIDENTIAL.

Post-Closing Amendment to the Share

Purchase Agreement Regarding the sale

and transfer of the Climate Solutions

business

This amendment agreement ("Agreement") is entered into

by and between

1.	Viessmann Group GmbH & Co. KG, a limited partnership (Kommanditgesellschaft) incorporated under the laws of Germany, registered in the commercial register of the local court (Amtsgericht) of Marburg under register no. HRA 3389, with its business address at Viessmannstraße 1, 35108 Allendorf/Eder, Germany,

- "Seller" –

2.	Johann Purchaser GmbH (formerly trading as Blitz F23-620 GmbH), a limited liability company (Gesellschaft mit beschränkter Haftung) incorporated under the laws of Germany, registered in the commercial register (Handelsregister) of the local court (Amtsgericht) of Frankfurt am Main under HRB 130044 with its business address at c/o Carrier Klimatechnik GmbH, Gutenbergstraße 1, 85737 Ismaning,

- "Purchaser" –

3.	Carrier Global Corporation, a corporation incorporated under the laws of Delaware, U.S.A., with file number: 7286518, with its principal executive offices located at 13995 Pasteur Boulevard, Palm Beach Gardens, Florida 33418, U.S.A.,

- "Parent" -

- Seller, Purchaser and Parent also referred to individually as a "Party" and collectively as "Parties" -

Recitals

(A)	Whereas, the Parties entered into the Share Purchase Agreement dated 25 April 2023 (roll of deeds no. 67/2023 of notary public Dr. Carsten J. Angersbach in Frankfurt am Main, hereinafter "SPA").

(B)	Whereas, the Closing of the transactions contemplated under the SPA has occurred on 2 January 2024 prior to the signing of this Agreement.

(C)	WHEREAS, the Parties wish to agree and confirm their joint understanding in relation to certain matters stipulated in the SPA as set out herein.

Now, therefore, the Parties agree as follows:

1.	Definitions

Capitalized terms used but not defined herein shall have the meaning ascribed to them in the SPA.

2.	Payment of Share Consideration

The Parties agree, that in deviation from the process set out in Section 7.1.2 of the SPA, the Share Consideration has been paid directly by Purchaser to Seller by way of a shortened payment made to Seller by Parent on Purchaser’s behalf (Zahlung im abgekürzten Zahlungsweg) in lieu of the payment of the 20% Base Purchase Price Receivable by Purchaser and the contribution thereof by Seller to Parent. The Parties agree that Seller's contribution of the Base Purchase Price Receivable and the payment of the Share Consideration was duly performed by such shortened payment.

3.	Continuing Commercial Agreement between Remaining Seller's Group and the Target Group

Pursuant to Section 17.2.3 of the SPA, the Parties have agreed that the following agreements shall continue after the Closing in accordance with their terms. Therefore, they shall be included in Exhibit 17.2.1 to the SPA and not be terminated pursuant to Section 17.1 of the SPA.

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4.	Seller's Group Insurance Policies

4.1	Purchaser confirms to have itself purchased D&O Insurance as of Closing and, therefore, does not wish Seller to procure the purchase of any such coverage. Accordingly, Purchaser waives its rights under Section 17.5.2 of the SPA.

C.1.	Purchaser has decided that it does not wish to have assigned or otherwise transferred to the Target Companies the right to pursue recovery under the Transferred Insurance Policies and has, therefore, waived its rights pursuant to Section 17.5.4 of the SPA.

5.	Resigning Seller Representatives

5.1	The Parties have agreed that Dr. Albert Christmann shall also resign from his office as vice chairman and member of the board of directors of the Company. The Parties further have agreed that Frauke von Polier shall resign from her office as managing director of Viessmann Climate Solutions Berlin GmbH. Therefore, both shall be included in Exhibit 18.4.1 to the SPA as Resigning Seller Representative and Exhibit 18.4.1 to the SPA shall be supplemented by the following lines.

Function	Target Company	Last Name	First Name
Non-Executive Director	Viessmann Climate Solutions SE	Dr. Christmann	Albert
Managing Director	Viessmann Climate Solutions Berlin GmbH	von Polier	Frauke

5.2	The Parties have agreed that Thomas Noebels will not resign from his office as managing director of Bio-Energie Allendorf GmbH.

6.	Leased Premises

6.1	The Parties have agreed to have the Company and HBB Hotelbetriebsgesellschaft Battenberg GmbH enter into the Group Price Agreement 2024 ('Firmenpreisvereinbarung 2024') in lieu of the following lease agreements which were set out in Exhibit 17.3/1 of the SPA:

Event space

Hotel suite

Seminar room.

6.2	The Parties have agreed to change the rent per month (excluding ancillary costs and VAT) for the sales offices in Erfurt and Leipzig to EUR 27,900.

7.	Carve-out Measures

7.1	The Parties have agreed to include the following agreements in part E of Exhibit 16.1.1 of the SPA and to amend part E of Exhibit 16.1.1 respectively:

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7.2	The Parties have agreed to not transfer the Orbian agreement to a Target Company.

C.2.	The Parties have agreed that after Closing neither Party shall have any obligation to renew the sponsoring agreement with Jochen Behle (line item 5 of Exhibit 16.1.1 of the SPA).

7.3	With respect to certain domains, the Parties have agreed as follows:

7.3.1	The domains listed under line items 21, 22 and 36 of Exhibit 16.1.1 of the SPA shall be allocated to the Remaining Seller's Group and shall, therefore, other than set forth in Exhibit 16.1.1 of the SPA, not be transferred to the Target Group.

7.3.2	The domains listed in Annex 7.4.2 hereto (which have not been reflected in Exhibit 16.1.1 of the SPA) shall be included into part F of Exhibit 16.1.1 of the SPA as Carve-in domains, i.e., domains that are allocated to the Target Group. They were, therefore, transferred from the Remaining Seller's Group to the Target Group at a purchase price of EUR 1.00 each, with such purchase price qualifying as Leakage.

C.2.1.	The domains listed in Annex 7.4.3 hereto (which have not been reflected in Exhibit 16.1.1 of the SPA) shall be included into part F of Exhibit 16.1.1 of the SPA as Carve-out domains, i.e., domains that are allocated to the Remaining Seller's Group. They were, therefore, transferred from the Target Group to the Remaining Seller's Group at a purchase price of EUR 1.00 each, with such purchase price qualifying as Contribution.

7.3.3	The rights held by Target Group to the domains listed in Annex 7.4.4 hereto, if any, (which have not been reflected in Exhibit 16.1.1 of the SPA) shall be allocated to the Remaining Seller's Group and qualify as Excluded Assets and Liabilities within the meaning of Section 16.2.1(b) of the SPA. In connection with the allocation of the domains, the Sellers acknowledge that Etanomics Italia s.r.s., an indirect subsidiary of the Company, conducts a business in Italy under the designation "etanomics". It is agreed between the Parties that, after Closing, Etanomics Italia s.r.s. shall be entitled to conduct its business utilizing the designation and corresponding trademarks "etanomics" as well as the domain "etanomics.it" substantially in the same manner and in the same geographical area as conducted prior to Closing. For this purpose and to this extent, the Seller shall, and the Purchaser shall procure, that as soon as practicable after Closing, the Seller and Etanomics Italia s.r.s. will enter into a license agreement at commercially reasonable terms, pursuant to which Etanomics Italia s.r.s. will be entitled to use the designation and corresponding trademarks "etanomics" as well as the domain "etanomics.it".

C.2.2.	The rights held by Seller Group to the domains listed in Annex 7.4.5 hereto, if any, (which have not been reflected in Exhibit 16.1.1 of the SPA) shall be allocated to the Target Group and qualify as Included Assets and Liabilities within the meaning of Section 16.2.1(a) of the SPA.

7.4	Other Tangible Assets: The Parties have agreed to transfer the bust of Johann Viessmann instead of the artwork "Venice" (part G of Exhibit 16.1.1 of the SPA).

C.3.	With respect to the part C of Exhibit 16.1.1 of the SPA (Employee Transfers), the Parties have agreed that Annex C of Exhibit 16.1.1 of the SPA shall be replaced by Annex 7.6 hereto.

8.	Social Media Content

The Parties have agreed that the following social media accounts shall exclusively belong to, and be operated by, Seller. Therefore, the Parties agree that the Target Companies shall (to the extent not having occurred yet) transfer all access data to these social media accounts, including user credentials and passwords:

Social Media Platform	Account Name	Link to Account
Xing	Viessmann	https://www.xing.com/pages/viessmann
Kununu	Viessmann	https://www.kununu.com/de/viessmann
Glassdoor	Viessmann	https://www.glassdoor.de/%C3%9Cberblick/Arbeit-bei-Viessmann-Group-EI_IE933457.11,26.htm

The Parties have agreed to include the above-mentioned domains in Exhibit 18.9.1 to the SPA and to amend the Exhibit respectively.

9.	Seller's Special Bonus and Transaction Bonus

The Parties have agreed on the bonus guidelines attached as Annex 9 hereto. In respect of the pay-out for the Seller's Special Bonus and the Transaction bonus payments specified in Exhibit 15.1.2 (f), the Parties will agree on a Payment Agency Agreement.

10.	Target Companies

The Parties have agreed that BIOFerm GmbH was sold and transferred to Viessmann Group GmbH & Co. KG and shall, therefore, as of 21 December 2023 no longer qualify as a Target Company or Material Target Company within the meaning of the SPA. Therefore, BIOFerm GmbH will not be subject of the Bring-Down Certificate and the underlying bring-down process.

11.	Composition of Board of Directors of Company

In deviation of Section 22.1.9 of the SPA, the Parties have agreed that Klaus Hoppe (due to termination of service agreement) and Dr. Markus Klausner will no longer be members of the board of directors (Mitglieder des Verwaltungsrats) of the Company after the Closing. The remainder of Section 22.1.9 of the SPA remains unaffected.

12.	Miscellaneous

Except as expressly set forth herein, the rights and obligations under the SPA remain unaffected. Sections 32 (Confidentiality), 35 (Notices), 36 (Governing Law, Dispute Resolution) and 37.1 through 37.6 (Miscellaneous) of the SPA shall apply mutatis mutandis to this Closing Agreement.

Viessmann Group GmbH & Co. KG /s/ Ulrich Hüllmann Name: Ulrich Hüllmann Function: Chief Financial Officer	Viessmann Group GmbH & Co. KG /s/ Hans-Jörg Harth Name: Hans-Jörg Harth Function: Managing Director

Johann Purchaser GmbH (formerly Blitz F23-620 GmbH) /s/ Francesca Campbell Name: Francesca Campbell Function: Managing Director

Carrier Global Corporation /s/ Francesca Campbell Name: Francesca Campbell Function: Vice President, Secretary

Annex 7.4.2: New Carve-ins

Annex 7.4.3: New Carve-Outs

Annex 7.4.4: Domains allocated to Seller's Remaining Group

Annex 7.4.5: Domains allocated to Target Group

Annex 7.6: Employee Transfers

Annex 9: Bonus Guidelines